Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

Kulicke & Soffa Raises Quarterly Dividend; Expands Repurchase Authorization
Fifth Consecutive Annual Dividend Raise; Quarterly Dividend Increased to $0.205
New $300 Million Share Repurchase Program

SINGAPORE – November 13, 2024 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized a quarterly dividend of $0.205 per share of common stock, representing a $0.005 increase over its most recent dividend. This dividend raise highlights the Company’s commitment to a consistent shareholder return strategy and will be included in the January 7, 2025 dividend payable to holders of record as of the close of business on December 19, 2024.
In addition to the quarterly dividend increase, K&S expanded its shareholder return activities with a new $300 million share repurchase program authorized by its Board of Directors. This new program will begin after the completion of the Company’s existing $800 million share repurchase program. At the completion of the 2024 fiscal year, the existing repurchase program – originally announced on August 15, 2017 – had $30.3 million of authorization remaining and is expected to be completed during the Company’s fiscal first quarter 2025, ending December 28, 2024.
Cumulatively, since the announcement of the Company’s initial repurchase program on August 27, 2014, K&S has repurchased a total of 30.2 million shares at an average price of approximately $28.75 per share in open market transactions.
About Kulicke & Soffa
Founded in 1951, Kulicke & Soffa specializes in developing cutting-edge semiconductor and electronics assembly solutions enabling a smart and more sustainable future. Our ever-growing range of products and services supports growth and facilitates technology transitions across large-scale markets, such as advanced display, automotive, communications, compute, consumer, data storage, energy storage and industrial.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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